UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2010

The Center For Wound Healing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51317	87-0618831
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

155 White Plains Road, Suite 200
Tarrytown, NY 10591
(Address of principal executive offices)
(Zip Code)
Registrant's telephone number, including area code (914) 372-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director. By letter dated June 29, 2010, Louis Bissette resigned as a director of The Center For Wound Healing, Inc. (the “Company”). Mr. Bissette also served as a member of the Audit Committee of the Board of Directors.

(c) Election of Chief Financial and Chief Accounting Officer. At a meeting held on June 29, 2010, the Company’s Board of Directors of Company elected Michael J. Jakolat, age 50, to the positions of Chief Financial Officer and Chief Accounting Officer. Mr. Jakolat has served as Vice President, Finance of the Company since July 1, 2009. Prior to joining the Company, Mr. Jakolat founded the BeaconView Group, a boutique advisory firm serving a number of middle market public and private companies, including the Company, since 2001. Prior to founding the BeaconView Group, Mr. Jakolat was Vice President and Chief Financial Officer of Life Fitness, an upper-middle-market manufacturer of high-end consumer and commercial fitness equipment. At Life Fitness, Mr. Jakolat was responsible for global financial and information technology operations.

The Board of Directors determined to elect Mr. Jakolat to the positions of Chief Financial Officer and Chief Accounting Officer after giving due consideration to Mr. Jakolat’s performance as Vice President, Finance of the Company, including his effectiveness at improving the Company’s accounts receivable management processes and general accounting procedures.

Employment Agreement with Michael J. Jakolat. The Company employs Mr. Jakolat pursuant to an Employment Agreement dated July 1, 2009. The text of Mr. Jakolat’s Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The description of Mr. Jakolat’s Employment Agreement set forth below is qualified in its entirety by reference to the text of such Employment Agreement.

Mr. Jakolat’s Employment Agreement provides that he is to be employed by the Company as Vice President-Finance. No changes were made to Mr. Jakolat’s Employment Agreement in connection with his election to the positions of Chief Financial Officer and Chief Accounting Officer of the Company.

The initial term of Mr. Jakolat’s Employment Agreement is for two years, commencing July 1, 2009 and ending June 30, 2011, and will be automatically renewed for an additional 12 months unless either Mr. Jakolat or the Company provides written notice to the other of intent not to renew on or before January 1, 2011. Following such initial 12 month renewal term, Mr. Jakolat’s employment shall be automatically renewed for successive 12 month periods unless either Mr. Jakolat or the Company has provided written notice to the other of intent not to renew prior to the expiration of the prior renewal term.

Mr. Jakolat’s annual base salary is $260,000, subject to review and possible increase by the Company’s Chief Executive Officer at least annually. In addition, Mr. Jakolat is eligible to receive an annual cash performance bonus for each fiscal year during the term of his employment if he remains employed by the Company on the last day of the applicable fiscal year, such bonus to be based upon the annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) and accounts receivable days sales outstanding (“Accounts Receivable DSO”) targets set forth in the Company’s Business Plan. The amount of Mr. Jakolat’s cash bonus, if any, shall be established by the Company’s Chief Executive Officer following the close of the applicable fiscal year.

Mr. Jakolat was granted options to purchase a total of 400,000 shares of Common Stock, par value $0.001 per share, of the Company (“Common Stock”) under the Company’s 2006 Stock Option Plan, at an exercise price of $1.05 per share. Such options are exercisable for a term of five years. Options to purchase 250,000 shares were fully vested at the time of grant, and the options to purchase the remaining 150,000 shares will vest as follows: If the Company achieves the annual EBITDA and Accounts Receivable DSO targets set forth in the Company’s business plan for the fiscal year ending June 30, 2010, then Mr. Jakolat’s option to purchase 100,000 shares of Common Stock shall vest as of the last day of the applicable quarter. If the Company achieves the annual EBITDA and Accounts Receivable DSO targets set forth in the Company’s business plan for the fiscal year ending June 30, 2011, then Mr. Jakolat’s option to purchase 50,000 shares of Common Stock shall vest as of the last day of the applicable quarter. All of Mr. Jakolat’s options will become fully vested upon a Change in Control (as defined in Mr. Jakolat’s Employment Agreement). Mr. Jakolat also holds options, exercisable for five years, to purchase a total of 280,000 shares of Common Stock at an exercise price of $1.05 per share that were granted as partial consideration for consulting services rendered prior to his full-time employment by the Company.

In the event of the termination of Mr. Jakolat’s employment by the Company without cause or after the Company notifies Mr. Jakolat in writing of its intent not to renew the term of Mr. Jakolat’s Employment Agreement, or by Mr. Jakolat for “Good Reason” (as defined in Mr. Jakolat’s Employment Agreement), or by Mr. Jakolat following a Change in Control, then Mr. Jakolat is entitled to continuation of his base salary then in effect for a period of 12 months after the termination of his active employment, accrued but unpaid base salary and any annual bonus earned for any prior years, accrued employment benefits (including accrued vacation) and continued participation at the Company’s expense for six months in the Company’s employee benefit plans and programs (or reimbursement for costs incurred by Mr. Jakolat to procure continuation coverage if he is not then eligible to participate in such plans). All unvested stock options granted to Mr. Jakolat also shall immediately vest.

In Mr. Jakolat’s Employment Agreement, the Company also agrees to indemnify Mr. Jakolat under the Company’s Articles of Incorporation and By-Laws, to cover Mr. Jakolat pursuant to the terms of the Company’s standard indemnification agreement, and to provide directors and officers’ liability insurance coverage in amounts appropriate for the Company’s size for a period during the term of Mr. Jakolat’s employment and for a period of three years thereafter.

(d) Election of Director. At a meeting held on June 29, 2010, the Company’s Board of Directors elected Peter S. Macdonald, age 51, a director of the Company and a member of the Audit Committee of the Board of Directors, filling the vacancy on the Board of Directors and the Audit Committee of the Board of Directors created by reason of Mr. Bissette’s resignation.

Peter Macdonald is a general partner of Bison Capital (“Bison Capital”). Mr. Macdonald joined Bison Capital in 2009. Prior to joining Bison Capital, Mr. Macdonald was a Managing Director of BlackRock Kelso Capital Management from 2006 to 2009. From 1994 until 2006, Mr. Macdonald was a Partner of Windward Capital Partners, LP. Prior to co-founding Windward, Mr. Macdonald was a member of the Mergers & Acquisitions Group of CS First Boston.

Bison Capital Equity Partners II-A, L.P. and Bison Capital Equity Partners II-B, L.P. (collectively, “Bison”), investment funds affiliated with and managed by Bison Capital, hold approximately $23.9 million aggregate principal amount of senior secured promissory notes of the Company and warrants to purchase a total of 7,941,926 shares of Common Stock pursuant to a Securities Purchase Agreement dated as of March 31, 2008 between Bison and the Company (“Securities Purchase Agreement”) and related documents, all as amended from time to time. The Securities Purchase Agreement and related documents (including the Voting Agreement described below) were filed as exhibits to the Company’s Current Report on Form 8-K dated March 31, 2008.

Under the terms of a Voting Agreement dated as of March 31, 2008, among Bison, the Company and certain stockholders of the Company parties thereto, Bison is entitled to designate two individuals (“Bison Representatives”) to serve as directors of the Company. Mr. Macdonald replaces Mr. Bissette as one of the two Bison Representatives. The Board of Directors elected Mr. Macdonald as a director in accordance with the terms of the Voting Agreement. Mr. Douglas B. Trussler is the other Bison Representative. The Voting Agreement was filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K dated March 31, 2008, and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated July 1, 2010 between The Center For Wound Healing, Inc., and Michael J. Jakolat

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 2, 2010

THE CENTER FOR WOUND HEALING, INC.

By:	/s/ Andrew G. Barnett
Andrew G. Barnett
Chief Executive Officer